Exhibit 99.01
Diamond Foods reports strong profits for the third
quarter of Fiscal 2008 and increases EPS guidance for
full fiscal year
•	Q3 net sales and EPS met Company expectations:
•	Net sales grew 3% to $100 million compared to guidance of $93 million — $103 million;

•	Snack sales grew 39% to $23 million;

•	EPS was $0.07, significantly above last year’s loss of $(0.25) and compared to guidance of $0.04 — $0.08;
•	Raised annual EPS guidance from $0.80 — $0.90 to $0.85 — $0.90 which represents between 60% — 70% growth over last year;

•	Investor conference call today at 1:30 p.m. Pacific Time.
STOCKTON, Calif., June 3, 2008 — Diamond Foods, Inc. (NASDAQ: DMND) today reported financial results for its fiscal 2008 third quarter.
Diluted earnings per share (EPS) for the three months ended April 30, 2008 were $0.07 compared to a loss of $(0.25) for the prior year’s comparable period. Last year’s third fiscal quarter EPS included $0.20 in non-recurring charges primarily associated with restructuring and other costs (including a loss on the termination of a defined benefit pension plan) and a $0.04 non-recurring gain from discrete tax items.
For the nine months ended April 30, 2008, EPS was $0.75 compared to $0.49 for the prior year’s comparable period. The prior year’s nine month EPS included $0.02 in net non-recurring charges.
“Through three quarters, earnings are up significantly over last year as a result of strong pricing power of our brands and a leveragable infrastructure that has benefited from the increased scale of our snack business,” said Michael J. Mendes, President and CEO. “In addition, the positive reaction to Emerald’s new snack products such as Cocoa Roast Almonds and Sea Salt & Pepper Cashews has helped us increase distribution of our core tree nut items during the quarter.”
Net sales grew 3 percent to $100.0 million during the quarter compared to $97.0 million during the prior year’s comparable period. North American retail sales, which are the focus of the Company’s growth efforts, grew 16 percent led by a 39 percent rise in snack sales. For the nine months ended April 30, 2008, net sales grew 2 percent to $418.3 million compared to $410.2 million for the prior year’s comparable period and North American retail sales grew 8%.

Recent Financial and Corporate Development Highlights
•	Net sales of $100 million were near the high end of the $93 million to $103 million guidance range, and EPS of $0.07 was also near the high end of the $0.04 to $0.08 per share guidance range;

•	Culinary sales grew 7 percent during the quarter to $43.2 million, and are now 11 percent over last year on a fiscal year-to-date basis primarily as a result of price increases taken to offset higher input costs;

•	Snack sales grew 39 percent during the quarter to $23.3 million due to distribution gains of core products, plus good performance from new products;
•	Emerald’s share of the snack nut market during the 12-weeks ended April 19 remained steady at 5.5 percent despite a significant increase in competitive promotional activity;
•	A quarterly dividend of $0.045 per share was paid on April 25, 2008 to shareholders of record as of April 17, 2008.
Fiscal 2008 Outlook
Our financial guidance for the full-year fiscal 2008 ending July 31 is as follows:
•	Net sales of between $522 million and $540 million, snack net sales of between $85 million and $95 million, and North American Retail net sales growth of between 8 percent and 13 percent;

•	Gross margin improvement of about 150 basis points resulting from a greater mix of higher-margin business and cost savings initiatives;

•	Advertising expenditures of between $20 million and $22 million;

•	Earnings before interest, income taxes, equity compensation, depreciation, amortization and other expenses (Adjusted EBITDA) of about $36 million to $38 million;

•	EPS of between $0.85 to $0.90, which includes the after-tax effects of stock-based compensation of $0.25 to $0.27 per share.
For the three months ending July 31, 2008, we expect net sales of between $104 million and $122 million and EPS of between $0.10 and $0.15.

Financial Results
Net sales by product line were:

	Three months ended		Nine months ended
	April 30,		April 30,
(in thousands)	2008	2007	2008	2007

Culinary	$43,218	$40,284	$188,058	$169,662
Snack	23,262	16,691	61,437	53,314
In-shell	(58)	446	41,644	46,086

Total North American Retail	66,422	57,421	291,139	269,062
Ingredient	14,221	14,943	42,106	54,718
International	18,794	23,868	83,133	84,116
Other	572	784	1,966	2,254

Total	$100,009	$97,016	$418,344	$410,150

For the three months ended April 30, 2008, gross profit as a percentage of net sales was 17.3 percent, a 320 basis point improvement over the prior year period’s 14.1 percent. This improvement reflects a more profitable product mix, leverage from higher sales volumes and the impact of eliminating low margin SKU’s in the snack, ingredient and international product lines. For the nine months ended April 30, 2008, gross profit as a percentage of net sales was 16.6 percent, a 150 basis point improvement over the prior year period’s 15.1 percent.
For the three months ended April 30, 2008, selling, general and administrative expense (SG&A) was $9.9 million, which included stock-based compensation of $1.8 million. For the nine months ended April 30, 2008, SG&A was $31.8 million, a $0.6 million decline from the comparable prior year period. SG&A as a percentage of net sales improved 30 basis points to 7.6 percent, compared to 7.9 percent for the prior year period, reflecting our continuing efforts to leverage existing infrastructure. Stock based compensation was $4.9 million and $3.8 million for the current and prior year nine month comparable periods, respectively.
Advertising expense for the three and nine months ended April 30, 2008 was $5.3 million and $17.1 million, compared to $7.3 million and $15.6 million for the prior year periods. The differences between years are due primarily to timing.
As of April 30, 2008, there was $25.6 million in cash and cash equivalents and $20.2 million in debt. The net cash position at April 30, 2008 of $5.4 million was $28.3 million better than the $22.9 net debt position at the end of April 30, 2007 primarily due to margin improvements and lower inventories. Operating cash flow for the quarter was a usage of $(33.0) million which reflected the typical seasonal progress payments made to walnut growers in February. Operating cash flow for the nine months ended April 30, 2008 was $32.5 million greater than during the prior year comparable period.
Conference Call
Diamond will host an investor conference call and web cast today, June 3, 2008 at 1:30 p.m. Pacific Time, to discuss these results. In order to participate in today’s call via telephone dial 877-243-0333 from the U.S./Canada or 706-634-1263 elsewhere. The conference ID is 4667-5159. In order to listen to the call over the internet, visit the Company’s website at www.diamondfoods.com and select “Investor Relations”.
Archived audio replays of the call will be available on the Company’s website or via telephone. The latter will begin approximately two hours after the call’s conclusion and remain available through June 17, 2008. It can be accessed by dialing 800-642-1687 from the U.S./Canada or 706-645-9291 elsewhere. Both phone numbers require the conference ID listed above.
Financial Statements
Diamond’s financial results for the three and nine months ended April 30, 2008 and 2007 were as follows:

	Three months ended		Nine months ended
	April 30,		April 30,
(in thousands, except per share amounts)	2008	2007	2008	2007

Net sales	$100,009	$97,016	$418,344	$410,150
Cost of sales	82,685	83,310	349,044	348,163

Gross profit	17,324	13,706	69,300	61,987
Operating expenses:
Selling, general and administrative	9,931	9,282	31,760	32,327
Advertising	5,306	7,273	17,101	15,627
Restructuring and other costs, net	—	532	—	(322)
Loss on termination of defined benefit plan	—	4,679	—	1,640

Total operating expenses	15,237	21,766	48,861	49,272

Income (loss) from operations	2,087	(8,060)	20,439	12,715
Interest expense, net	196	498	780	1,069
Other expense (income)	—	(10)	—	72

Income (loss) before income taxes	1,891	(8,548)	19,659	11,574
Income taxes (tax benefit)	785	(4,536)	7,537	3,915

Net income (loss)	$1,106	$(4,012)	$12,122	$7,659

Earnings (loss) per share:
Basic	$0.07	$(0.25)	$0.76	$0.49
Diluted	$0.07	$(0.25)	$0.75	$0.49
Shares used to compute earnings (loss) per share:
Basic	16,111	15,808	16,050	15,773
Diluted	16,120	15,808	16,072	15,773

	April 30,
(in thousands)	2008	2007

Cash & equivalents	$25,631	$2,060
Trade Receivables, net	46,346	42,207
Inventories	130,038	139,685
Current assets	208,391	195,316
PP&E, net	34,774	33,928
Current liabilities	91,082	95,389
Long-term debt	20,233	20,000

About Diamond’s Non-GAAP Financial Measure.
This release contains Adjusted EBITDA, a non-GAAP financial measure of Diamond’s performance. Non-GAAP financial measures should not be considered a substitute for financial measures prepared in accordance with GAAP, since non-GAAP financial measures do not reflect a comprehensive system of accounting and differ from the most comparable GAAP financial measure. They may also differ from non-GAAP financial measures used by other companies; as a result, a reconciliation of Net Income to Adjusted EBITDA is included in this release.
Adjusted EBITDA is used by management as a measure of our operating performance. Adjusted EBITDA is defined as net income before net interest expense, income taxes, equity compensation, depreciation, amortization, and other non-operating and non-recurring expenses. We believe that Adjusted EBITDA is useful as an indicator of ongoing operating performance. As a result, some management reports feature Adjusted EBITDA, in conjunction with traditional GAAP measures, as part of our overall assessment of company performance. However, we do not place undue reliance on Adjusted EBITDA, as it is only one of many measures of operating performance. Adjusted EBITDA is also not a complete measure of an entity’s profitability because it excludes certain costs and expenses required to determine net income in accordance with GAAP.
The principal limitation of non-GAAP measures is that they exclude significant income or expenses required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the impact of adjustments in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures can provide useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.
Reconciliation of Net Income to Adjusted EBITDA:

	Year ended July 31,			Nine months ended
		Guidance 2008		April 30,
	2007			2007	2008
(in thousands)	Actual	Low end	High end	Actual	Actual

Net income	$8,433	$13,680	$14,500	$7,659	$12,122
Income taxes	2,793	8,385	8,887	3,915	7,537

Income before income taxes	11,226	22,065	23,387	11,574	19,659
Other	98	0	100	72	—
Interest expense, net	1,291	1,000	900	1,069	780

Income from operations	12,615	23,065	24,387	12,715	20,439
Stock-based compensation expense (1)	5,859	6,800	6,800	3,840	4,873
Depreciation and amortization	7,561	6,000	6,500	5,429	4,760
Restructuring and other items, net	(15)	—	—	(322)	—
Loss on termination of defined benefit plan	3,054	—	—	1,640	—

Adjusted EBITDA	$29,074	$35,865	$37,687	$23,302	$30,072

(1)	2008 full-year stock-based compensation represents the mid-point of guidance.

Note regarding forward-looking statements
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including projections of Diamond’s results. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. Actual results could differ materially from projections made in this release. Some factors that could cause actual results to differ from our expectations include availability and pricing of raw materials, loss of key customers and an increase in competition. A more extensive list of factors that could materially affect our results can be found in Diamond’s periodic filings with the Securities and Exchange Commission. They are available publicly and on request from Diamond’s investor relations department.
About Diamond
Diamond is a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond® and Emerald® brands.
Contacts:

Investors:	Media:
Bob Philipps	David Conner
VP, Treasury & Investor Relations	Access Communications
415.445.7426	415.844.6233
bphilipps@diamondfoods.com	dconner@accesspr.com
Corporate Web Site: http://www.Diamondfoods.com
Consumer Web Sites: http://www.emeraldnuts.com/ and www.Diamondnuts.com/
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